Exhibit 3.7

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

AIR LOGISTICS OF ALASKA, INCORPORATED

These Articles of Amendment to the Articles of Incorporation of Air Logistics of Alaska, Inc. (the “Company”) is executed and filed pursuant to the provisions of Section 504 of the Alaska Corporations Code of the State of Alaska (the “Corporations Code”). The undersigned does hereby certify as follows:

1. The name of the corporation is Air Logistics of Alaska, Incorporated

2. The board of directors of the Company, on January 26, 2010, duly adopted a resolution proposing and declaring advisable the amendment to the Articles of Incorporation of the Company as described herein, and the Company’s sole shareholder, on January 26, 2010, duly adopted such amendment, all in accordance with the provisions of Sections 423, 475 and 504 of the Corporations Code.

3. The Articles of Incorporation of the Company is hereby amended to reflect a change in the name of the Company by deleting the first article of the Articles of Incorporation in its entirety and adding the following:

“ARTICLE I.

The name of the corporation is:

BRISTOW ALASKA INC.”

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment to the Articles of Incorporation as of the 8th day of February, 2010.

AIR LOGISTICS OF ALASKA, INCORPORATED

By:	/s/ Elizabeth D. Brumley
Elizabeth D. Brumley, President

By:	/s/ Randall A. Stafford
Randall A. Stafford, Secretary